EXHIBIT 21.1

Invesco Mortgage Capital, Inc.
Subsidiaries

Name	Jurisdiction
IAS Operating Partnership	Delaware
IAS Asset I LLC	Delaware
IVR 1552 Broadway LLC	Delaware
IVR Magna LLC	Delaware
IVR Acquisitions Inc.	Delaware
IMRF Holdings LLC	Delaware
IMRF TRSCO Inc.	Delaware